Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

Exhibit 99.(d)(1)(A)(iv)

May 1, 2014

Voya Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement, dated May 1, 2013, among Columbia Management Investment Advisers, LLC (“Columbia”), sub-adviser to Voya Multi-Manager Large Cap Core Portfolio (formerly, ING Pioneer Fund Portfolio, the “Portfolio”), Voya Investors Trust (“VIT”), and Directed Services LLC (“DSL”), the sub-advisory fee rate payable by DSL to Columbia on behalf of the Portfolio was reduced on May 1, 2013.  On May 1, 2014, Columbia executed an amended and restated Sub-Advisory Agreement.

Pursuant to the Sub-Advisory Agreement, dated May 1, 2013, among The London Company of Virginia, LLC (“London”), sub-adviser to the Portfolio, VIT, and DSL, the sub-advisory fee rate payable by DSL to London remains the same as that payable by DSL to the Portfolio’s previous sub-adviser, Pioneer Investment Management, Inc., effective as of May 1, 2013.  On May 7, 2013, London executed a new Sub-Advisory Agreement.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction based upon the aggregate blended sub-advisory fee of all sub-advisory fee rates for the Portfolio (the “Reduction”), for the period from May 1, 2014 through May 1, 2015.  The Reduction shall be calculated as follows:

Reduction = 50% x (savings to DSL from the aggregate blended sub-advisory fee of all sub-advisory fee rates for the Portfolio from the May 1, 2013 expense reduction)

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

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May 1, 2014

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

By:

/s/ Todd Modic_______

Todd Modic

Vice President

Directed Services LLC

Agreed and Accepted:

Voya Investors Trust

(on behalf of the Portfolio)

By:

/s/ Michael J. Roland

Michael J. Roland

Executive Vice President